Exhibit 99.1

FOR IMMEDIATE RELEASE

PAULA FINANCIAL ANNOUNCES STOCK REPURCHASE

PASADENA, California, September 1, 2006— PAULA Financial (NasdaqCM: PFCO) announced that the Board of Directors authorized the Company to purchase up to 200,000 shares of the Company’s common stock from Jeffrey A. Snider, the Company’s Chief Executive Officer, in a private transaction.  The purchase was accomplished pursuant to the Company’s previously announced and adopted share purchase program.  Following the completion of this purchase, approximately 1.7 million of the initially announced 3.0 million shares remain subject to purchase under the Company’s repurchase plan.

The purchase price was $2.49 per share, the average closing price for the prior 20 trading days.  The repurchase authorization included a downward price reset provision.  The price reset provision requires Mr. Snider to pay to the Company the amount by which the $2.49 per share purchase price exceeds the 20 trading day closing price average following the date of the Company’s filing of its quarterly report on Form 10-QSB for the period ended June 30, 2006.  As previously announced, the Company is delinquent in such filing.

PAULA Financial, through its Pan American Underwriters agency subsidiary, is a specialty distributor of commercial and personal insurance products serving the risk management needs of agribusiness employers in the West since 1946.

In connection with, and because it desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions readers to recognize the existence of certain forward-looking statements in this press release and in any other statement made by, or on behalf of, the Company, whether or not in future filings with the Securities and Exchange Commission.  Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results or other developments.  Some forward-looking statements may be identified by the use of terms such as “expects,” “believes,” “anticipates,” “intends,” or “judgment.” Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties, many of which are beyond the Company’s control and many of which, with respect to future business decisions, are subject to change.  Examples of such uncertainties and contingencies include, among other important factors, those relating to the Company’s continued listing on Nasdaq and its intent to request a hearing in response to its previously announced receipt of a Staff Determination, the possible resetting of the price for the stock acquired in the above referenced repurchase, those affecting the insurance industry in general, such as the economic and interest rate environment, legislative and regulatory developments and market pricing and competitive trends, and those relating specifically to the Company and its businesses, such as the level of its insurance premiums and fee income, continued successful expense control, acquisitions of companies or blocks of business and future compliance with Nasdaq listing requirements.  These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. The Company disclaims any obligation to update forward-looking information.

Contact: Debbie Maddocks

Vice President — Finance
PAULA Financial
87 East Green Street, Suite 206
Pasadena, CA 91105
(626) 844-7500